Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-122904 and  333-122086), and in the Registration Statements on Form S-8 (Nos. 333-89890 and 333-115806) of Overstock.com, Inc. of our report dated March 12, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/PricewaterhouseCoopers LLP
Salt Lake City, Utah
March 14, 2007